Exhibit 10.29

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (“Agreement”) is made as of this 6 day of May 2013, by and between Evolucia Inc., formerly known as Sunovia Energy Technologies, Inc., a Nevada corporation (“ILED”), on one hand, and Arthur Buckland, individually (“Executive”), and as custodian for Marc Buckland and Eunice Buckland (collectively, the “Bucklands”) on the other hand.  ILED and the Bucklands are hereinafter referred to individually as a “party” and collectively as the “parties.”

BACKGROUND

WHEREAS, Executive and ILED entered into that certain Employment Agreement dated September 7, 2010 (the “Employment Agreement”); and

WHEREAS, on June 10, 2011, Executive, as custodian for Marc Buckland (“Custodian”), acquired a 9% Secured Convertible Promissory Note in the principal amount of $100,000 (the “Marc Buckland Note”); and

WHEREAS, on June 10, 2011, Eunice Buckland and Marc Buckland, as Joint Tenants with Right of Survivorship (together, “Eunice Buckland”), acquired a 9% Secured Convertible Promissory Note in the principal amount of $100,000 (the “Eunice Buckland Note”) (the Marc Buckland Note and the Eunice Buckland Note are together referred to as the “Notes”); and

WHEREAS, Executive incurred reimbursable business expenses for the benefit of ILED in the amount of $30,687.49 for which he has not been reimbursed; and

WHEREAS, Executive’s employment ceased on January 19, 2012; and

WHEREAS, ILED states that, effective March 27, 2012, one half of the principal balance of each of the Notes was modified and partially converted into 5,000,000 shares of common stock of ILED under each Note (the “Shares”), for a total of 10,000,000 Shares, the maturity date of each of the Notes was extended to July 1, 2013, the conversion price on the Notes was reduced to $0.01 per share, and the interest rate on the Notes was increased from 9% to 10% effective as of April 1, 2012, all pursuant to the executed conversion notices copies of which are attached hereto as Exhibit A (the “Conversion Notices”); and

WHEREAS, the parties are now desirous of resolving their differences without litigation.

NOW, THEREFORE, in consideration of the covenants herein contained, the receipt and sufficiency of which are hereby mutually acknowledged, the parties, with the intent of being legally bound hereby, agree as follows:

1.           a.           On the eighth day following the first date set forth above and assuming that Executive has not revoked or rescinded this Agreement pursuant to paragraphs 4 and 5 below (the “8th Day”), ILED agrees to:

(i)           Deliver to Executive and/or Executive’s counsel an original, executed Promissory Note in the principal amount of $328,849.32, a form of which is attached as Exhibit B.  Executive hereby represents that he is an accredited investor as such term is defined under the Securities Act of 1933, as amended.

(ii)           Deliver to Executive and/or Executive’s counsel an original, executed Promissory Note in the principal amount of $30,687.49, a form of which is attached as Exhibit C.

(iii)           Deliver to each of Custodian and Eunice Buckland an original executed letter agreement from a buyer (each, a “Purchase and Sale Agreement”), forms of which are attached as composite Exhibit D, also with ILED’s signature thereon as provided therein.

b. Also on the 8th Day, and assuming Executive has not revoked or rescinded this Agreement pursuant to paragraphs 4 and 5 below, Custodian and Eunice Buckland shall each deliver to ILED’s counsel such documents as are required by paragraph 1 of their respective Purchase and Sale Agreements, and immediately upon such receipt, the funds shall be wire transferred to Custodian and Eunice Buckland as provided in the Purchase and Sale Agreement.

c.           The parties agree that the termination date of the Employment Agreement shall be January 19, 2012 (the “Termination Date”); that Arthur’s Buckland’s employment as Chief Executive Officer shall have terminated effective as of the Termination Date; and that each of the parties shall cease to have any obligations to the other under the Employment Agreement as of the Termination Date.

d. Upon execution hereof, ILED shall deliver to Bucklands a copy of the corporate resolutions (meeting minutes or written consent in lieu thereof) of ILED’s Board of Directors approving the transactions contemplated by this Agreement and authorizing ILED’s appropriate officers to execute and perform under this Agreement as well as the related transaction documents.

The Bucklands acknowledge that they submitted the Conversion Notices to ILED.  ILED represents, warrants and agrees that such Conversion Notices were received and accepted by ILED, and the partial conversion and modification of the Notes was effective as of the dates of the Conversion Notices, notwithstanding any correspondence between the parties regarding such conversions or modifications or how or when the conversions were reported by ILED to the Securities and Exchange Commission or otherwise disclosed on ILED’s financial statements. The original notes were not tendered to ILED and physical stock certificates for the converted Shares were not issued to the Bucklands.  ILED represents and warrants that the Shares were issued to the Bucklands on such date in book entry form as evidenced by Island Stock Transfer statements attached hereto as Exhibit E.

The parties agree that the transactions contemplated by the Purchase and Sale Agreements are a material inducement to the Bucklands entering into this Agreement.  Accordingly, if such transactions are not fully consummated by 5:00pm EST on that date which is fourteen (14) days after Executive’s execution of this Agreement, this Agreement shall automatically become void and rescinded, as if never executed by any party hereto, without further action of any parties.

2.           Executive agrees that he shall continue to be bound to the terms of Sections 8, 9, 10 and 11 of the Employment Agreement, except that nothing herein shall be construed, in any way, to extend the obligations established under such Employment Agreement beyond that which is expressly stated therein.

3.           No Consideration Absent Execution of this Agreement. Executive understands and agrees that Executive would not receive the consideration specified in Section 1 above, except for the execution of this Agreement and the fulfillment of the promises contained herein.  Executive further acknowledges that the consideration received under this Agreement is above and beyond and in lieu of any consideration to which Executive would otherwise be entitled under any federal or state law.

4.           Revocation. Executive may revoke this Agreement for a period of seven (7) days following the day which Executive executes this Agreement. Any revocation within this period must be submitted, in writing, to CHARLES ROCKWOOD, CFO, (“ILED’s Representative”), and must state, “I hereby revoke my acceptance of our Settlement Agreement and General Release.” The revocation must be personally delivered to ILED’s Representative, or mailed to ILED’s Representative and postmarked within seven (7) days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday or legal holiday in Florida, then the revocation period shall not expire until the following day which is not a Saturday, Sunday or legal holiday.

5.           Mutual General Release.  Each of the parties does hereby for himself, herself, or itself, as applicable, and for his, her or its heirs, representatives, attorneys, executors, administrators, successors and assigns, release, acquit and forever discharge the other party, together with his, her or its, as applicable, parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, agents, insurers, and reinsurers of such plans) past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns from any and all actions, causes of action, obligations, costs, expenses, attorneys’ fees, damages, losses, claims, liabilities, suits, debts, demands and benefits of whatever character in law, or in equity, known or unknown, suspected or unsuspected, matured or unmatured, of any kind or nature, whatsoever, now existing or arising in the future based on any act or omission, event, occurrence, or non-occurrence, from the beginning of time to the date of execution of this Agreement.  The release contained herein does not release the obligations of any party under this Agreement or any right to indemnification as set forth in paragraph 8 below or of Executive by ILED under applicable law and/or to insurance under any applicable liability policy for acts or omissions occurring prior to Executive’s last day of employment.

The above release includes, but is not limited to, any claims or causes of action arising out of or in any way relating to Executive’s employment with ILED and his separation of employment from ILED, the termination of the Employment Agreement or in connection with the Notes or the Shares.  ILED, Executive, Custodian and Eunice Buckland on the one hand and Thomas Siegfried and Craig Hall on the other, and in addition to the above named parties, mutually and specifically release, acquit and forever discharge each other as part of this mutual general release.  The parties agree that this release includes any and all claims between them pertaining to (a) any and all claims of violation of any foreign or United States federal, state, provincial and local law arising from or relating to Employee’s recruitment, hire, employment and termination of employment with the Company; (b) any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, and violation of public policy; (c) all claims to disputed wages, compensation, and benefits, including any claims for violation of applicable state laws relating to wages and hours of work; and any and all claims for monetary damages and any other form of personal relief.  Executive acknowledges that his release of ILED includes without limitation:

The National Labor Relations Act, as amended;
Title VII of the Civil Rights Act of 1964, as amended;
Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
The Employee Retirement Income Security Act of 1974, as amended
The Immigration Reform and Control Act, as amended;
The Americans with Disabilities Act of 1990, as amended;
The Age Discrimination in Employment Act of 1967, as amended;
The Older Workers Benefit Protection Act;
The Worker Adjustment and Retraining Notification Act, as amended;
The Fair Labor Standards Act, as amended;
The Occupational Safety and Health Act, as amended;
The Family and Medical Leave Act, as amended;
The Genetic Information Non-Discrimination Act;
The Occupational Safety and Health Act, as amended;
The Sarbanes-Oxley Act of 2002;
Florida’s Private-Sector Whistle-Blower’s Act;
Florida’s Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim pursuant to Florida Statute §440.205;
The Florida Equal Pay Act;
The Florida Omnibus Aids Act;
Florida’s Statutory Provisions Regarding Employment Discrimination on the Basis of and Mandatory Screening or Testing for Sickle Cell Trait;
Florida’s Domestic Violence Leave Act;
Florida’s Preservation & Protection of Right to Keep & Bear Arms in Motor Vehicles Act;
Florida’s General Labor Regulations;
The Florida Wage and Hour Laws, as amended;
The Florida Minimum Wage Act;
The Florida Civil Rights Act, as amended;
Equal Pay Law for Florida and the federal Equal Pay Acts, as amended;
The City of Sarasota Non-Discrimination Ordinance No. 03-4462, Chapter 18 of the Sarasota City Code;
Any other federal, state, or local civil or human rights law or any other local, state, or federal law, regulation or ordinance;
Any public policy, contract, tort or common law; and
Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

The above list is illustrative only and is not meant in any way to limit the release given by Executive.  In consideration of the valuable consideration provided for in this Agreement, the parties intend to give up any rights he/she/they/it might have under these or any other laws with respect to Executive’s employment or association with ILED and the termination of his engagement or association with ILED.

For the purpose of implementing a full and complete release, the parties expressly acknowledge that the releases they give in this release are intended to include in their effect, without limitation, claims that they did not know or suspect to exist in their favor at the time of the effective date of this release, regardless of whether the knowledge of such claims or the facts upon which they might be based would materially have affected the settlement of this matter, and that the consideration given under this release is also for the release of those claims and contemplates the extinguishment of any unknown claims.

Executive understands that he has twenty-one (21) days from the date of his receipt of this release, not counting the date upon which he receives it, to consider whether he wishes to sign the release.  Executive acknowledges that if he signs this release prior to the end of the twenty-one (21) day period, such decision is Executive’s voluntary and personal decision.

6.           No Admission of Liability.  Each party agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed, at any time, for any purpose, as an admission by the other party of any liability or unlawful conduct of any kind.

7.           Non-Disparagement.

(a)           Executive, Custodian, Eunice Buckland and the Bucklands, on the one hand, and ILED, on the other hand, shall not make any disparaging comments regarding the other, or any of their respective officers, directors, partners, managers, donors, non-profits collaborators, agents, attorneys or employees (collectively, the “Representatives”), including regarding the current or past performance of Executive, the Bucklands, ILED or the Representatives.  Disclosure of information required to be disclosed by either party pursuant to any applicable law, court order, subpoena, compulsory process of law, or governmental decree shall not constitute a violation or breach of this Agreement provided, that the disclosing party delivers written notice of such required disclosure to the other parties promptly before making such disclosure if such notice is not prohibited by applicable law, court order, subpoena, compulsory process of law, or governmental decree.

(b)           No party hereto, nor any of its respective Affiliates (as such term is defined in Rule 405 under the Securities Act of 1933, as amended) or representatives, shall issue any press release or other publicly available document or make any public statement, grant any interviews with the press or any other persons, or otherwise make any public statements concerning the Agreement. Notwithstanding any provisions of this Agreement to the contrary, no provision of this Agreement shall prohibit any party from (a) filing any documents required by the Securities and Exchange Commission (the “SEC”) or applicable state securities agencies or making any other public disclosure required by the federal or state securities law, provided that the content of any document so filed does not violate any of the other terms and conditions of this Agreement unless such content constitutes disclosure required by any securities laws or rules or regulations promulgated from time to time by the SEC or applicable state securities agencies, (b) filing any documents or disclosing any information required to be filed or disclosed pursuant to the Internal Revenue Code of 1986, as amended, the rules and regulations thereunder, any applicable state or local tax code, or the rules and regulations under such state or local tax code, (c) responding to any legal subpoena or other judicially enforceable written request from any court or governmental agency of competent jurisdiction and testifying truthfully pursuant to such subpoena or other request, and (d) enforcing any rights of such party under this Agreement.  In the event any party receives any legal subpoena or other judicially enforceable written request from any court or governmental agency of competent jurisdiction concerning any matter covered in this Agreement, the Party receiving such subpoena or written request shall promptly notify the other hereto.  If permitted by law, a Party shall not produce or disclose any material until it notifies the other Parties’ counsel and allows such counsel 72 hours to respond, in order to allow the other Parties to seek relief from such subpoena or other written request.  In all events in which a Party can practically do so without risking contempt or similar sanctions, such party shall provide the other parties with at least seven business days’ notice of such subpoena or written request.  The parties hereby acknowledge that ILED will file a Form 8-K Current Report disclosing the material terms of this Agreement and attaching the Agreement and the promissory notes issued under Section 1 of this Agreement as exhibits thereto.

8.           Indemnification by ILED.  ILED agrees to defend (including payment of attorneys’ fees and costs), hold harmless and indemnify Custodian, Eunice Buckland, Executive and the Bucklands, jointly and severally, from any and all claims, damages, judgments, liens, attorneys’ fees, costs or actions of any form arising out of or related to the sale of the Shares and Notes referenced in Section 1 above.

9.           Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be given in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) three business days after the date of deposit in the mails, first class postage prepaid, if mailed by certified or registered United States mail, return receipt requested, or (c) the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

If to the Bucklands, Custodian, Eunice Buckland or Executive to:
c/o Arthur Buckland
PO Box 1094
Osprey, Florida 34229-1094

with a copy to:

Mary Ruth Houston, Esq.
Shutts & Bowen LLP
300 South Orange Avenue
Suite 1000
Orlando, Florida 32801
Facsimile:  (407) 425-8316

If to ILED:

Evolucia Inc.
6151 Lake Osprey Drive, Third Floor
Sarasota, FL 34240
Attention: CFO
Facsimile:

with a copy to:

Stephen M. Fleming, Esq.
Fleming PLLC
49 Front Street, Suite #206
Rockville Centre, New York 11570
Facsimile:  (516) 977-1209

Or to such other address as either party shall have previously specified in writing to the other.

10.            409A.  The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section and intend that this Agreement shall be construed and administered in accordance with such intention.  Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.

11.           No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section shall preclude the assumption of such rights by executors, administrators or other legal representatives of Executive, Custodian, or Eunice Buckland or their estate(s) and their assigning any rights hereunder to the person or persons entitled thereto.

12.           Binding Agreement; No Assignment.  This Agreement shall be binding upon, and shall inure to the benefit of the parties and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to Custodian, Eunice Buckland and Executive and may not be assigned by them without the prior written consent of the Board, as evidenced by a resolution of the Board.  This Agreement may not be assigned by ILED without the prior written consent of each of the Bucklands.  Any attempted assignment in violation of this Section shall be null and void.

13.           Governing Law.  This Agreement, and all matters arising directly or indirectly from this Agreement, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida.

14.           Severability.  The invalidity or unenforceability of any provision of this Agreement or any terms hereof shall not affect the validity or enforceability of any other provision or terms of the Agreement.

15.           Entire Agreement.  This Agreement shall constitute the entire agreement between the parties with respect to the subjects herein, and supersedes all previous written, oral or implied understandings between them, except as specifically provided herein.

16.           Amendments.  This Agreement may only be amended or otherwise modified by a writing executed by each of the parties hereto.

17.           Relief.  The parties also agree that in the event of a legal action or other proceeding arising under this Agreement or a dispute regarding any alleged breach, default, claim, or misrepresentation arising out of this Agreement, whether or not a lawsuit or other proceeding is filed, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs, whether incurred before suit but after the date hereof, during suit, or at the appellate level. The prevailing party shall also be entitled to recover any attorneys’ fees and costs incurred in litigating the entitlement to attorneys’ fees and costs, as well as in determining or quantifying the amount of attorneys’ fees and costs due to it.

18.           Voluntariness.  The parties represent that they have read this Agreement and understand its terms.  The parties acknowledge that, prior to assenting to the terms of this Agreement, they have been given a reasonable period of time to review it, and to consult with legal counsel.  The parties agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

19.           Special Authority.  Each party executing this Agreement represents and warrants to the other parties that the individual executing this Agreement on behalf of such party has the power and authority to execute this Agreement and to bind such party to the terms and conditions of this Agreement by executing this Agreement.

IN WITNESS WHEREOF, ILED has caused this Agreement to be executed and delivered by its duly authorized officer and Executive, Custodian, and Eunice Buckland have signed this Agreement, all as of the first date written above.

EVOLUCIA INC.

By: /s/ Mel Interiano
Name:  Mel Interiano
Its:  CEO and Chairman of the Board

/s/ Arthur Buckland
Arthur Buckland, individually

/s/ Arthur Buckland
Arthur Buckland, as custodian for Marc Buckland

/s/ Marc Buckland
Marc Buckland

/s/ Eunice Buckland
Eunice Buckland

As to paragraph 5 only:

/s/ Thomas Siegfried
Thomas Siegfried, individually

/s/ Craig Hall
Craig Hall, individually